U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Telmex Internet, LLC ("Telmex Internet")
Parque Via 190
Oficina 1016
Colonia Cuauhtemoc
06599 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

________

*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	432,600	D
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	432,600	D
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	432,600	D
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	432,600	D
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	432,600	D

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Telefonos de Mexico, S.A. de C.V. ("Telmex")
Parque Via 190
Oficina 1016
Colonia Cuauhtemoc
06599 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Telmex Internet (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Carso Global Telecom ("CGT")
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

__________
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Telmex Internet (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Carlos Slim Helu
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Telmex Internet (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Carlos Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X|10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

__________
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Telmex Internet (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person *

Marco Antonio Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)
|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

______________
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Telmex Internet (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Patrick Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)
|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

______________
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Telmex Internet (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Maria Soumaya Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Grupo Sanborns (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Vanessa Paola Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

______________
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Grupo Sanborns (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Grupo Sanborns (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_|  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instruction       1(b).

1. Name and Address of Reporting Person*

Johanna Monique Slim Domit
Paseo de las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

2. Issuer Name and Ticker or Trading Symbol

Prodigy Communications Corp. (PRGY)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year

December/1999

5. If Amendment, Date of Original (Month/Year)

December/1999

6. Relationship of Reporting Person to Issuer
(Check all applicable)

|_| Director	|X| 10% Owner
|_| Officer (give title below)	|_| Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)

|_| Form filed by one Reporting Person
|X| Form filed by more than one Reporting Person

______________
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I–Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock, $.01 par value	12/27/99	P		18,800	A	$21.0000	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/28/99	P		101,300	A	$20.2523	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/29/99	P		100,900	A	$20.7481	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/30/99	P		143,400	A	$20.3825	11,845,100	I	By Telmex Internet (see Rider)
Common Stock, $.01 par value	12/31/99	P		68,200	A	$19.5009	11,845,100	I	By Telmex Internet (see Rider)

Table II–Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at end of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

______________________

Explanation of responses: SEE RIDER ATTACHED HERETO AND MADE A PART HEREOF.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

By:___________________________________
Name:
Title:
Date: January 10, 2000

RIDER TO FORM 4

Name and Address of Reporting Persons:

Telmex Internet, LLC ("Telmex Internet")
Parque Via 190
Oficina 1016
Colonia Cuauhtemoc
06599 Mexico, D.F. Mexico

Telefonos de Mexico, S.A. de C.V. ("Telmex")
Parque Via 190
Oficina 1016
Colonia Cuauhtemoc
06599 Mexico, D.F. Mexico

Carso Global Telecom, S.A. de C.V. ("CGT")
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Carlos Slim Helu
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Carlos Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Marco Antonio Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Mr. Patrick Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Maria Soumaya Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Vanessa Paola Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Ms. Johanna Monique Slim Domit
Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico, D.F. Mexico

Issuer Name and Ticker or Trading Symbol:

Prodigy Communications Corp. (PRGY) (the "Company")

Explanation of Responses:

Telmex Internet, a Delaware corporation, directly owns, as of December 31, 1999, 432,600 shares of Common Stock, $.01 par value ("Common Stock"). Telmex, a Mexican corporation, may be deemed to control Telmex Internet through its ownership of 100% of the outstanding voting equity securities of Telmex Internet. By virtue of this relationship, Telmex may be deemed to have indirect beneficial ownership of the 432,600 shares of Common Stock owned by Telmex Internet.

Telmex, a Mexican corporation, directly owns, as of December 31, 1999, 11,412,500 shares of Common Stock. CGT may be deemed to control Telmex through the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex’s outstanding regular-voting shares. By virtue of this relationship, CGT may be deemed to have indirect beneficial ownership of the 11,412,500 Shares beneficially owned directly by Telmex.

Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"), each a Mexican citizen, beneficially own a majority of the outstanding voting equity securities of CGT and thus may be deemed to control CGT. By virtue of this relationship, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 432,600 shares of Common Stock beneficially owned directly by Telmex Internet and beneficially owned indirectly by Telmex and CGT and the 11,412,500 shares of Common Stock owned directly by Telmex and beneficially owned indirectly by CGT.

SIGNATURE

_______________________
Carlos Slim Helu

Carlos Slim Domit	By: /s/ ADOLFO CEREZO
Adolfo Cerezo
Marco Antonio Slim Domit	Attorney-in-Fact
January 10, 2000
Patrick Slim Domit

Maria Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

TELMEX INTERNET, LLC

By: Title:
TELEFONOS DE MEXICO, S.A. DE C.V.

By: Title:
CARSO GLOBAL TELECOM, S.A. DE C.V.

By: Title:

Attachment A

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

January 10, 2000                                                          /s/ CARLOS SLIM HELU
                                                                                    Car los Slim Helu

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

January 10, 2000                                                                          /s/ CARLOS SLIM DOMIT

                                                                                    &nbs p;              Carlos Slim Domit

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

January 10, 2000                                                  /s/ MARCO ANTONIO SLIM DOMIT

                                                                             Marco Antonio Slim Domit

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

January 10, 2000                                                                          /s/ PATRICK SLIM DOMIT

                                                                                    &nbs p;               Patrick Slim Domit

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

January 10, 2000                                                    /s/ MARIA SOUMAYA SLIM DOMIT

                                                                              Maria Soumaya Slim Domit

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

January 10, 2000                                                          /s/ VANESSA PAOLA SLIM DOMIT

                                                                                    Vane ssa Paola Slim Domit

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

January 10, 2000                                                         /s/ JOHANNA MONIQUE SLIM DOMIT

                                                                                   Johanna Monique Slim Domit

Attachment B

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                                                                 CARSO GLOBAL TELECOM, S.A. DE C.V.

January 10, 2000                                                       /s/ EDUARDO VALDES ACRA
                                                                                 By: Eduardo Valdes Acra
                                                                                 Title: Attorney-in-Fact

Attachment C

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                                                                     TELEFONOS DE MEXICO, S.A. DE C.V.

January 10, 2000                                                            /s/ JAIME CHICO PARDO
                                                                                       By: Jaime Chico Pardo
                                                                                      Title:  General Manager and Chief Executive Officer

Attachment D

POWER OF ATTORNEY

I, a beneficial holder of shares of common stock, $.01 par value per share (the "Securities"), of Prodigy Communications Corp., a Delaware corporation, which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Adolfo Cerezo, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedules 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

                                                                                                    TELMEX INTERNET, LLC

January 10, 2000                                                                           /s/ JAIME CHICO PARDO
                                                                                                     By: Jaime Chico Pardo
                                                                                     & nbsp;               Title: Attorney-in-Fact